The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2010

Preliminary Prospectus Supplement	Filed Pursuant to Rule 424(b)5

(To Prospectus dated August 21, 2009)	Registration No. 333-161489-02

$

The Detroit Edison Company

2010 Series B

     % Senior Notes due 2020

We will pay interest on the notes on April 1 and October 1 of each year, beginning April 1, 2011. The notes will mature on October 1, 2020.

We may redeem the notes at our option, in whole or in part, at any time at the redemption price set forth in this prospectus supplement. There is no sinking fund for the notes.

We will issue general and refunding mortgage bonds to the note indenture trustee as collateral to secure the notes. On the release date described herein, the notes will instead be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture.

Investment in the notes involves risks. You should read carefully the entire prospectus and this prospectus supplement, including the section entitled “Risk Factors” that begins on page S-4 of this prospectus supplement, which describes some of these risks.

Proceeds to
	Price to	Underwriting	Us Before
	Public	Discount	Expenses

Per Note	%	%	%
Total	$	$	$

Interest on the notes will accrue from the date of original issuance. Purchasers of the notes must pay the accrued interest if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We do not intend to apply for a listing of the notes on any securities exchange or automated quotation system.

Delivery of the notes, in book-entry form only, will be made on or about August   , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital	Scotia Capital

Co-Managers

KeyBanc Capital Markets	Mitsubishi UFJ Securities	RBS

The date of this prospectus supplement is August   , 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from Detroit Edison or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate only as of its date. Detroit Edison’s business, financial condition, results of operations and prospects may have changed since such date. To the extent that the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement.

References in this prospectus supplement to “we,” “us,” “our,” “Detroit Edison” or the “Company” refer to The Detroit Edison Company, unless the context indicates that the references are to The Detroit Edison Company and its consolidated subsidiaries.

Prospectus Supplement

Prospectus

S-i

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of Detroit Edison. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus supplement, the accompanying prospectus or in documents incorporated herein or therein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables as described in our public filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are incorporated by reference herein.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important information about The Detroit Edison Company and this offering. It does not contain all the information that is important to you in connection with your decision to invest in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

The Detroit Edison Company

Detroit Edison is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy to approximately 2.1 million customers in a 7,600 square mile area in southeastern Michigan. Detroit Edison is subject to regulation by various government agencies, including the Michigan Public Service Commission (“MPSC”) and Federal Energy Regulatory Commission (“FERC”). Detroit Edison is a wholly-owned subsidiary of DTE Energy Company, which we refer to as DTE Energy. DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide.

The mailing address of Detroit Edison’s principal executive offices is One Energy Plaza, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.

The Offering

For a more complete description of the terms of the notes, see “Description of Notes.”

The Issuer	The Detroit Edison Company.

Offered Notes	$ aggregate principal amount of 2010 Series B % Senior Notes due October 1, 2020.

Maturity	The notes will mature on October 1, 2020.

Interest Payment Dates	We will pay interest on the notes in arrears on April 1 and October 1 of each year, beginning April 1, 2011.

Optional Redemption	The notes may be redeemed at our option, in whole or in part, at any time at the redemption price described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

Security	We will issue a series of our general and refunding mortgage bonds, which we refer to as mortgage bonds, to secure the notes. We refer to these bonds as the related series of mortgage bonds. On the date, which we refer to as the release date, that we have retired all of our mortgage bonds, other than mortgage bonds subject to the release provisions described in this prospectus supplement, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, each as defined in this prospectus supplement, the notes will instead be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture provided that the Company shall have been advised in writing prior to such substitution, by at least two credit rating agencies qualifying as “nationally recognized statistical rating organizations” (as defined by the Securities Exchange Act of 1934, as amended) then maintaining a securities rating on the notes, that the substitution of such substituted mortgage bonds for the related series of mortgage bonds will not result in a reduction of the securities rating assigned to the notes by that credit rating agency immediately prior to the substitution or the suspension or withdrawal of its rating. In the event that the Company cannot obtain assurance of at least two credit rating agencies as described above, the Company will take such actions as are necessary to cause the release date not to occur. The indenture will require the Company to provide an opinion of counsel on or prior to the release date to the effect that the substitute mortgage is a lien on substantially all of the Company’s tangible properties used in its electric utility business and that there is no prior lien securing indebtedness on substantially all of such properties except for the lien of the mortgage. Until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds will be subject to the prior lien of the mortgage.

At the date of this prospectus supplement, other than the related series of mortgage bonds to be issued to secure the notes offered hereby, we had outstanding $3.3 billion of mortgage bonds that were issued as security for our senior notes and are subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of June 30, 2010, we had outstanding mortgage bonds not subject to these release provisions in an aggregate principal amount equal to approximately $762 million, or 6.5% of our Net Tangible Assets and 10% of our Capitalization, of which approximately $573 million aggregate principal amount will not mature or be subject to redemption at our option prior to May 2011. Therefore, the release date is not expected to occur before May 2011, unless we repurchase, prior to their stated maturity, all of our outstanding mortgage bonds, other than mortgage bonds subject to the release provisions, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization. See “Description of Notes — Security; Release Date.”

Use of Proceeds	We estimate that the net proceeds from the sale of the notes will be approximately $ . We will use the proceeds of this offering for the repayment of a portion of the $500 million outstanding principal amount of our 6.125% Senior Notes due 2010, which mature on October 1, 2010, and for general corporate purposes.

Risk Factors	Your investment in the notes will involve risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Cautionary Statements Regarding Forward-Looking Statements,” on page S-ii of this prospectus supplement, before deciding whether an investment in the notes is suitable for you.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data on a historical basis for the six months ended June 30, 2010 and June 30, 2009 and each of the three years ended December 31, 2009, 2008 and 2007. The year-end financial data have been derived from our audited financial statements which have been audited (1) for the year ended December 31, 2009 by PricewaterhouseCoopers LLP, and (2) for the years ended December 31, 2008 and December 31, 2007 by Deloitte & Touche LLP, each an independent registered public accounting firm. See “Experts” in this prospectus supplement. The financial data for the interim periods have been derived from our unaudited condensed consolidated financial statements and include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, except as otherwise disclosed in the notes to the interim financial statements, necessary for a fair presentation of the financial data. Financial results for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year. The information below should be read in conjunction with “Management’s Narrative Analysis of Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 and our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference herein and in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
	(In millions)

Income Statement
Operating revenues	$2,354	$2,226	$4,714	$4,874	$4,900
Operating expenses	1,907	1,823	3,815	4,074	4,157
Net income	178	157	376	331	317
Balance Sheet (end of period)
Total assets	15,947	15,823	15,961	15,842	14,885
Long-term debt (including capital leases and excluding current maturities and securitization bonds)	3,529	4,107	3,604	4,124	3,515
Securitization bonds	717	861	793	932	1,065
Shareholder’s equity	3,899	3,809	3,873	3,556	3,303

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement and the prospectus (including the “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2009), about risks concerning the notes, before buying any notes. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.

Regional and national economic conditions can have an unfavorable impact on us.

Our business follows the economic cycles of the customers we serve. We provide services to the domestic automotive and steel industries which have undergone considerable financial distress, exacerbating the decline in regional economic conditions. Should national or regional economic conditions further decline, reduced volumes of electricity and collections of accounts receivable will result in decreased earnings and cash flow.

Adverse changes in our credit ratings may negatively affect us.

Regional and national economic conditions, increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance, could result in credit agencies reexamining our credit rating. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit rating below investment grade could restrict or discontinue our ability to access capital markets and could result in an increase in our borrowing costs, a reduced level of capital expenditures and could impact future earnings and cash flows. In addition, a reduction in credit rating may require us to post collateral related to various physical or financially settled contracts for the purchase of energy-related commodities, products and services, which could impact our liquidity.

Our ability to access capital markets is important.

Our ability to access capital markets is important to operate our businesses. In the past, turmoil in credit markets has constrained, and may again in the future constrain, our ability as well as the ability of our subsidiaries to issue new debt, including commercial paper, and refinance existing debt at reasonable interest rates. In addition, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. We have a five-year credit facility that expires in October 2010 and a two-year credit facility that expires in April 2011. We intend to seek to renew these facilities on or before their expiration dates. However, we cannot predict the outcome of these efforts, which could result in a decrease in amounts available and/or an increase in our borrowing costs and negatively impact our financial performance.

Poor investment performance of pension and other postretirement benefit plan holdings and other factors impacting benefit plan costs could unfavorably impact our liquidity and results of operations.

Detroit Edison participates in various plans that provide pension and other postretirement benefits for DTE Energy and its affiliates. Our costs of providing non-contributory defined benefit pension plans and other postretirement benefit plans are dependent upon a number of factors, such as the rates of return on plan assets, the level of interest rates used to measure the required minimum funding levels of the plans, future government regulation, and our required or voluntary contributions made to the plans. The performance of the debt and equity markets affects the value of assets that are held in trust to satisfy future obligations under our plans. We have significant benefit obligations and hold significant assets in trust to satisfy these obligations. These assets are subject to market fluctuations and will yield uncertain returns, which may fall below our projected return rates. A decline in the market value of the pension and postretirement benefit plan assets will increase the funding requirements under our pension and postretirement benefit plans if the actual asset returns do not recover these declines in the foreseeable future. Additionally, our pension and postretirement benefit plan liabilities are sensitive to changes in interest rates. As interest rates decrease, the liabilities increase, potentially increasing benefit expense and funding requirements. Also, if future increases in pension and postretirement benefit costs as a result of reduced plan assets are not recoverable from Detroit Edison customers, the results of operations and financial position of our company could be negatively affected. Without sustained growth in the plan investments over time to increase the value of our plan assets, we could be required to fund our plans with significant amounts of cash. Such cash funding obligations could have a material impact on our cash flows, financial position, or results of operations.

We are exposed to credit risk of counterparties with whom we do business.

Adverse economic conditions affecting, or financial difficulties of, counterparties with whom we do business could impair the ability of these counterparties to pay for our services or fulfill their contractual obligations, or cause them to delay such payments or obligations. We depend on these counterparties to remit payments on a timely basis. Any delay or default in payment could adversely affect our cash flows, financial position, or results of operations.

We are subject to rate regulation.

Our electric rates are set by the MPSC and the FERC and cannot be increased without regulatory authorization. We may be negatively impacted by new regulations or interpretations by the MPSC, the FERC or other regulatory bodies. Our ability to recover costs may be impacted by the time lag between the incurrence of costs and the recovery of the costs in customers’ rates. Our regulators also may decide to disallow recovery of certain costs in customers’ rates if they determine that those costs do not meet the standards for recovery under our governing laws and regulations. The State of Michigan will elect a new governor and legislature in 2010 and we cannot predict the outcome of that election. We cannot predict whether election results or changes in political conditions will affect the regulations or interpretations affecting Detroit Edison. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rate increases or require us to incur additional expenses.

We may be required to refund amounts we collect under self-implemented rates.

Michigan law allows our utilities to self-implement rate changes six months after a rate filing, subject to certain limitations. However, if the final rate case order provides for lower rates than we have self-implemented, we must refund the difference, with interest. We have self-implemented rates in the past and have been ordered to make refunds to customers. Our financial performance may be negatively affected if the MPSC sets lower rates in future rate cases than those we have self-implemented, thereby requiring us to issue refunds. We cannot predict what rates an MPSC order will adopt in future rate cases.

Michigan’s electric Customer Choice program could negatively impact our financial performance.

The electric Customer Choice program, as originally contemplated in Michigan, anticipated an eventual transition to a totally deregulated and competitive environment where customers would be charged market-based rates for their electricity. The State of Michigan currently experiences a hybrid market, where the MPSC continues to regulate electric rates for our customers, while alternative electric suppliers charge market-based rates. In addition, such regulated electric rates for certain groups of our customers exceed the cost of service to those customers. Due to distorted pricing mechanisms during the initial implementation period of electric Customer Choice, many commercial customers chose alternative electric suppliers. MPSC rate orders and recent energy legislation enacted by the State of Michigan are phasing out the pricing disparity over five years and have placed a cap on the total potential Customer Choice related migration. However, even with the electric Customer Choice-related relief received in recent Detroit Edison rate orders and the legislated 10 percent cap on participation in the electric Customer Choice program, there continues to be financial risk associated with the electric Customer Choice program. Electric Customer Choice migration is sensitive to market price and bundled electric service price increases.

Weather significantly affects operations.

Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow. Ice storms, tornadoes, or high winds can damage the electric distribution system infrastructure and require us to perform emergency repairs and incur material unplanned expenses. The expenses of storm restoration efforts may not be fully recoverable through the regulatory process.

Operation of a nuclear facility subjects us to risk.

Ownership of an operating nuclear generating plant subjects us to significant additional risks. These risks include, among others, plant security, environmental regulation and remediation, and operational factors that can significantly impact the performance and cost of operating a nuclear facility. While we maintain insurance for various nuclear-related risks, there can be no assurances that such insurance will be sufficient to cover our costs in the event of an accident or business interruption at our nuclear generating plant, which may affect our financial performance.

Construction and capital improvements to our power facilities subject us to risk.

We are managing ongoing and planning future significant construction and capital improvement projects at multiple power generation and distribution facilities. Many factors that could cause delay or increased prices for these complex projects are beyond our control, including the cost of materials and labor, subcontractor performance, timing and issuance of necessary permits, construction disputes and weather conditions. Failure to complete these projects on schedule and on budget for any reason could adversely affect our financial performance and operations at the affected facilities.

The supply and/or price of energy commodities and/or related service may impact our financial results.

We are dependent on coal for much of our electrical generating capacity. Price fluctuations, fuel supply disruptions and increases in transportation costs could have a negative impact on the amounts we charge our customers for electricity. We have hedging strategies and regulatory recovery mechanisms in place to mitigate negative fluctuations in commodity supply prices, but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations.

The supply and/or price of other industrial raw and finished inputs and/or related services may impact our financial results.

We are dependent on supplies of certain commodities, such as copper and limestone, among others, and industrial materials and services in order to maintain day-to-day operations and maintenance of our facilities. Price fluctuations or supply interruptions for these commodities and other items could have a negative impact on the amounts we charge our customers for our products.

Unplanned power plant outages may be costly.

Unforeseen maintenance may be required to safely produce electricity or comply with environmental regulations. As a result of unforeseen maintenance, we may be required to make spot market purchases of electricity that exceed our costs of generation. Our financial performance may be negatively affected if we are unable to recover such increased costs.

Environmental laws and liability may be costly.

We are subject to numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge and disposal of solid and hazardous waste. Compliance with these regulations can significantly increase capital spending, operating expenses and plant down times. These laws and regulations require us to seek a variety of environmental licenses, permits, inspections and other regulatory approvals. We could be required to install expensive pollution control measures or limit or cease activities based on these regulations. Additionally, we may become a responsible party for environmental cleanup at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on potentially responsible parties.

We may also incur liabilities as a result of potential future requirements to address climate change issues. Proposals for voluntary initiatives and mandatory controls are being discussed both in the United States and worldwide to reduce greenhouse gases such as carbon dioxide, a by-product of burning fossil fuels. If increased regulation of greenhouse gas emissions are implemented, the operations of our fossil-fuel generation assets may be significantly impacted. Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.

Renewable portfolio standards and energy efficiency programs may affect our business.

We are subject to Michigan and potential future federal legislation and regulation requiring us to secure sources of renewable energy. Under the current Michigan legislation we will be required in the future to provide a specified percentage of our power from Michigan renewable energy sources. We are developing a strategy for complying with the existing state legislation, but we do not know what requirements may be added by federal legislation. We are actively engaged in developing renewable energy projects and identifying third party projects in which we can invest. We cannot predict the financial impact or costs associated with these future projects.

We are also required by Michigan legislation to implement energy efficiency measures and provide energy efficiency customer awareness and education programs. These requirements necessitate expenditures and implementation of these programs creates the risk of reducing our revenues as customers decrease their energy usage. We do not know how these programs will impact our business and future operating results.

Threats of terrorism or cyber attacks could affect our business.

We may be threatened by problems such as computer viruses or terrorism that may disrupt our operations and could harm our operating results. Our industry requires the continued operation of sophisticated information technology systems and network infrastructure. Despite our implementation of security measures, all of our technology systems are vulnerable to disability or failures due to hacking, viruses, acts of war or terrorism and other causes. If our information technology systems were to fail and we were unable to recover in a timely way, we might be unable to fulfill critical business functions, which could have a material adverse effect on our business, operating results, and financial condition.

In addition, our generation plants and electrical distribution facilities in particular may be targets of terrorist activities that could disrupt our ability to produce or distribute some portion of our energy products. We have increased security as a result of past events and we may be required by our regulators or by the future terrorist threat environment to make investments in security that we cannot currently predict.

We may not be fully covered by insurance.

We have a comprehensive insurance program in place to provide coverage for various types of risks, including catastrophic damage as a result of acts of God, terrorism or a combination of other significant unforeseen events that could impact our operations. Economic losses might not be covered in full by insurance or our insurers may be unable to meet contractual obligations.

Failure to maintain the security of personally identifiable information could adversely affect us.

In connection with our business we collect and retain personally identifiable information of our customers and employees. Our customers and employees expect that we will adequately protect their personal information, and the United States regulatory environment surrounding information security and privacy is increasingly demanding. A significant theft, loss or fraudulent use of customer, employee or Detroit Edison data by cybercrime or otherwise could adversely impact our reputation and could result in significant costs, fines and litigation.

Benefits of continuous improvement initiatives could be less than we expect.

We have a continuous improvement program that is expected to result in significant cost savings. Actual results achieved through this program could be less than our expectations.

A work interruption may adversely affect us.

Unions represent approximately 2,800 of our employees. A union choosing to strike would have an impact on our business. One union representing a small group of employees is currently negotiating its first contract. We cannot predict the outcome of any of these contract negotiations. We are unable to predict the effect a work stoppage would have on our costs of operation and financial performance.

Failure to retain and attract key executive officers and other skilled professional and technical employees could have an adverse effect on our operations.

Our business is dependent on our ability to recruit, retain, and motivate employees. Competition for skilled employees in some areas is high and the inability to retain and attract these employees could adversely affect our business and future operating results.

The replacement of the related series of mortgage bonds on the release date by substitute mortgage bonds could have an adverse effect on the market value of the notes.

On the release date, the related series of mortgage bonds will no longer secure the notes and the notes will be secured on currently unspecified terms by substitute mortgage bonds issued under a substitute mortgage. See “Description of Notes-Security; Release Date” below. While it is a condition to the substitution that the Company has received the rating agency advice that the notes will not be downgraded as a result of the substitution, it is possible that such substitution could have an adverse effect on the market value of the notes.

There is no existing market for the notes and we cannot assure that such a market will develop.

There is no existing market for the notes, and we do not intend to apply for listing of the notes on any securities exchange. We cannot assure that an active trading market for the notes will develop. There can be no assurances as to the liquidity of any market that may develop for the notes, the ability of noteholders to sell their notes or the price at which the noteholders may be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $     . We will use the proceeds of this offering for the repayment of a portion of the $500 million outstanding principal amount of our 6.125% Senior Notes due 2010, which mature on October 1, 2010, and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Six Months Ended	Year Ended December 31,
	June 30, 2010	2009	2008	2007	2006	2005

Ratios of Earnings to Fixed Charges	2.71	2.74	2.60	2.46	2.61	2.52

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges; and

•	“fixed charges,” which consist of total interest charges, interest factor of rents and amortization of debt discount, premium and expense.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, short-term debt, current portion of long-term debt and capital lease obligations and capitalization at June 30, 2010 and as adjusted to reflect (i) the issuance of the notes and use of the net proceeds thereof, (ii) the scheduled September 2010 issuance of $300 million aggregate principal amount of senior notes and (iii) the anticipated payment of $500 million aggregate principal amount of our 6.125% Senior Notes due 2010 maturing on October 1, 2010. The information set forth below is only a summary and should be read together with our consolidated financial statements and the related notes, in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At June 30, 2010
		As
	Actual	Adjusted
	(Unaudited)
	(In millions)

Cash and cash equivalents	$20	$

Short-term debt	$66	$

Current portion of long-term debt and capital lease obligations(a)	$722	$

Capitalization
Long-term debt (including capital leases and excluding current maturities and securitization bonds)(b)	$3,529	$
Securitization bonds	717
Shareholder’s equity	3,899

Total capitalization	$8,145	$

(a)	Includes $144 million of current portion of securitization bonds.

(b)	Approximately $3.509 billion of outstanding long-term debt (excluding current maturities) consists of mortgage bonds. The balance is capital leases.

DESCRIPTION OF NOTES

The following summary sets forth the specific terms and provisions of the notes. This description supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the debt securities and the mortgage bonds set forth in the accompanying prospectus under “Description of Debt Securities.” The following summary is qualified in its entirety by reference to the terms and provisions of the notes and the indenture, which are incorporated in this prospectus supplement and the accompanying prospectus by reference. Capitalized terms not otherwise defined in this section, or in the accompanying prospectus, have the meanings given to them in the notes and in the indenture.

General

The notes will be issued as a series of senior debt securities under the indenture. The notes will be limited in aggregate principal amount initially to $     . We may, without the consent of the holders, reopen the series of notes to increase such principal amounts in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby, subject to compliance with any limitations on our ability to issue mortgage bonds securing the additional notes. The notes will be issued only in fully-registered form in denominations of $1,000 and its integral multiples. Settlement and secondary trading in the notes will be in same-day funds.

The notes will trade through The Depository Trust Company (“DTC”). The notes will be represented by one or more global certificates and will be registered in the name of Cede & Co., as DTC’s nominee. DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the notes. Upon receipt of a withdrawal request from us, DTC will notify its participants of the receipt of a withdrawal request from us reminding participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and DTC will process withdrawal requests submitted by participants in the ordinary course of business. To the extent that the book-entry system is discontinued, certificates for the notes will be printed and delivered to the holders of record. We have no responsibility for the performance by DTC or its direct and indirect participants of their respective obligations as described in this prospectus supplement and the accompanying prospectus or under the rules and procedures governing their respective operations. Payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described in the accompanying prospectus. See “Book-Entry Securities” in the accompanying prospectus.

Interest and Principal

The notes will bear interest at the rate set forth on the cover page of this prospectus supplement from the date of original issuance, or the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest in arrears on April 1 and October 1 of each year, beginning April 1, 2011. Interest will be paid to the person in whose name the applicable note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 1, 2020. The notes are redeemable at the option of Detroit Edison as described below under “— Optional Redemption.” The notes are not subject to any sinking fund provision.

“Business day” means any day other than a day on which banking institutions in the state of New York or the state of Michigan are authorized or obligated pursuant to law or executive order to close. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal, premium, if any, and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Optional Redemption

The notes may be redeemed at our option, in whole at any time or in part from time to time. At any time prior to July 1, 2020, the optional redemption price will be equal to the greater of:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) until stated maturity, discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus basis points, as determined by the Reference Treasury Dealer (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. At any time on or after July 1, 2020, the optional redemption price will be equal to 100% of the principal amount of the notes being redeemed on the redemption date, plus accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

Notice of any optional redemption will be given to holders at their addresses, as shown in the security register for such notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

We will notify the indenture trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. If less than all of the notes are to be redeemed, the indenture trustee shall select which notes are to be redeemed in a manner it deems to be fair and appropriate. If we elect to redeem all or a portion of the notes, that redemption will be conditional upon receipt by the paying agent or the indenture trustee of monies sufficient to pay the redemption price.

“Adjusted Treasury Rate” means, with respect to any optional redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated on the third business day preceding the redemption date assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any optional redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the indenture trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means (i) each of Banc of America Securities LLC, Barclays Capital Inc., and a Primary Treasury Dealer (as defined below) selected by Scotia Capital (USA) Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by the indenture trustee after consultation with us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any optional redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Security; Release Date

Upon the issuance of the notes, Detroit Edison will simultaneously issue and deliver to the indenture trustee, as security for the notes, a series of mortgage bonds, which we refer to as the related series of mortgage bonds, in an aggregate principal amount equal to the aggregate principal amount of the notes, under the mortgage and deed of trust, dated as of October 1, 1924, between Detroit Edison and The Bank of New York Mellon Trust Company, N.A., as successor mortgage trustee, as supplemented and amended by various supplemental indentures including the supplemental indenture relating to the related series of mortgage bonds, which we refer to collectively as the mortgage.

Detroit Edison has agreed to issue the mortgage bonds in the name of the indenture trustee in its capacity as trustee under the indenture, and the indenture trustee has agreed to hold the mortgage bonds in such capacity under all circumstances and not transfer the mortgage bonds until the earlier of the release date or the prior retirement of the notes through redemption, repurchase or otherwise. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions for the related series of mortgage bonds will be identical to those of the notes. Payments that Detroit Edison makes on the notes will satisfy its obligations with respect to corresponding payments due on the related series of mortgage bonds.

The “release date” means the date as of which all mortgage bonds, other than the mortgage bonds subject to the release provisions described herein, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets (as defined below under “— Covenants”) or 5% of our Capitalization (as defined below under “— Covenants”), have been retired through payment, redemption or otherwise. On the release date, Detroit Edison will retire the related series of mortgage bonds and all other mortgage bonds subject to the release provisions, and thereafter will not issue any additional mortgage bonds under the mortgage and the notes will instead be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture provided that the Company has been advised in writing prior to such substitution of the substituted mortgage bonds for the collateral bonds, by at least two credit rating agencies qualifying as “nationally recognized statistical rating organizations” (as defined by the Securities Exchange Act of 1934, as amended) then maintaining a securities rating on the notes, that the substitution of such substituted mortgage bonds for the related series of mortgage bonds will not result in a reduction of the securities rating assigned to the notes by that credit rating agency immediately prior to the substitution or the suspension or withdrawal of its rating. In the event that the Company cannot obtain assurance of at least two credit rating agencies as described above, the Company will take such actions as are necessary to cause the release date not to occur. Once the notes are secured by substitute mortgage bonds, then the occurrence of a “default,” as such term shall be defined in the substitute mortgage, will constitute an event of default under the indenture. In addition, failure by the Company to deliver substitute mortgage bonds on or prior to the release date as required by the indenture shall constitute an event of default under the Indenture with respect to the notes. Detroit Edison will be required to give notice to the holders of the notes of the occurrence of the release date.

The related series of mortgage bonds will be secured by a first mortgage lien on certain property owned by Detroit Edison and will rank on parity with all other mortgage bonds of Detroit Edison. On the release date, the related series of mortgage bonds will no longer secure the notes, and the notes, together with all other debt securities secured by mortgage bonds subject to the release provisions, will, as described above, be secured by substitute mortgage bonds issued under a mortgage indenture other than the existing mortgage, which we refer to as the substitute mortgage. On the date of substitution, Detroit Edison will issue and deliver to the indenture trustee, as security for the notes, substitute mortgage bonds having an interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions identical to those of the notes, and in the same aggregate principal amount as the related notes then outstanding. While it is a condition to the substitution that the Company has received the rating agency advice that the notes will not be downgraded as a result of the substitution as discussed above, the indenture does not limit the amount of bonds that can be issued under the substitute mortgage. The indenture will, however, require the Company to provide an opinion of counsel on or prior to the release date to the effect that the substitute mortgage is a lien on substantially all of the Company’s tangible properties used in its electric utility business and that there is no prior lien securing indebtedness on substantially all of such properties except for the lien of the mortgage. Until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds will be subject to the prior lien of the mortgage.

At the date of this prospectus supplement, other than the related series of mortgage bonds to be issued to secure the notes offered hereby, we had outstanding $3.3 billion of mortgage bonds that were issued as security for our senior notes, and are subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of June 30, 2010, we had outstanding mortgage bonds not subject to these release provisions in an aggregate principal amount equal to approximately $762 million, or 6.5% of our Net Tangible Assets and 10% of our Capitalization, of which approximately $573 million aggregate principal amount will not mature or be subject to redemption at our option prior to May 2011. Therefore, the release date is not expected to occur before May 2011, unless we repurchase, prior to their stated maturity, all of our outstanding mortgage bonds, other than mortgage bonds subject to the release provisions, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization.

In addition, Detroit Edison may discharge and defease its obligations under the notes as described under “Description of Debt Securities — Provisions Applicable to All Debt Securities Other Than Mortgage Bonds — Satisfaction and Discharge” in the accompanying prospectus. Upon compliance by Detroit Edison with the conditions to discharge and defeasance of the notes, the notes would no longer be secured by the related series of mortgage bonds. In addition to satisfying the conditions for defeasance described in the accompanying prospectus, as a condition to discharge and defeasance of the notes, Detroit Edison must deliver to the indenture trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by Detroit Edison, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the supplemental indenture relating to the notes.

At June 30, 2010, Detroit Edison could have issued approximately $4.4 billion of mortgage bonds on the basis of property additions, assuming an interest rate of 5% for purposes of the earnings test, and approximately $401 million of mortgage bonds on the basis of mortgage bond retirements. See “Description of Debt Securities — Provisions Applicable to General and Refunding Mortgage Bonds — Issuance of Additional Mortgage Bonds” in the accompanying prospectus.

Covenants

The notes will be issued under the indenture, including the supplemental indenture relating to the notes, which contains covenants that, among other things, require us, on or prior to the release date, to secure the notes by means of a substitute mortgage as discussed further under “Security; Release Date” above.

As used in this prospectus supplement, the following terms have the meanings indicated:

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination and (ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on capital stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

Concerning the Trustees

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the indenture and is the successor trustee under the mortgage. Affiliates of The Bank of New York Mellon Trust Company, N.A. act as lender for, and provide other banking, investment banking and other financial services to, Detroit Edison and its affiliates. The Trust Indenture Act contains limitations on the rights of The Bank of New York Mellon Trust Company, N.A., in its capacity as indenture trustee and mortgage trustee, should it become a creditor of Detroit Edison, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each of the indenture trustee and mortgage trustee is permitted to engage in other transactions with Detroit Edison and its subsidiaries from time to time, provided that if either such trustee acquires any conflicting interests, it must eliminate such conflicts upon the occurrence of an event of default under the indenture or mortgage, as the case may be, or else resign.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement with respect to the notes, each of the underwriters named below has agreed to purchase, and we have agreed to sell to the underwriters, the following principal amount of notes:

Principal
Amount
Underwriter	of Notes

Banc of America Securities LLC	$
Barclays Capital Inc.
Scotia Capital (USA) Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.

Total	$

The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to certain broker-dealers at that price less a selling concession of     % of the principal amount per note. The underwriters and certain broker-dealers may allow a discount of     % of the principal amount per note on sales to other broker-dealers. After the initial offering of the notes to the public, the public offering price and such commissions and concessions may be changed by the underwriters.

We estimate that our total out-of-pocket expenses for this offering will be approximately $     .

The notes will have no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

It is expected that delivery of the notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day (T+5) following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement should consult their own advisors.

We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in that respect.

The underwriters and/or their affiliates may have acted as lenders, and performed certain investment banking and advisory and general financing, trustee and commercial banking services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and/or their affiliates may, from time to time, engage in transactions with or perform services for us and our affiliates in the ordinary course of their business.

LEGAL MATTERS

The validity of the notes and certain other legal matters relating to this offering will be passed upon for Detroit Edison by Randall Rutkofske, General Counsel. Mr. Rutkofske beneficially owns shares of DTE Energy common stock and holds options to purchase additional shares. Certain legal matters relating to this offering will be passed upon for the underwriters by Dewey & LeBoeuf LLP, New York, New York. Dewey & LeBoeuf LLP will rely on the opinion of Mr. Rutkofske with respect to Michigan law.

Dewey & LeBoeuf LLP has represented, and may continue to represent, us and certain of our affiliates as to certain energy regulatory, commercial and other matters unrelated to this offering.

EXPERTS

The consolidated financial statements and financial statement schedule of The Detroit Edison Company as of December 31, 2009 and for the year then ended incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Detroit Edison Company for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedules of The Detroit Edison Company and subsidiaries as of December 31, 2008, and for the years ended December 31, 2008 and 2007, incorporated in this prospectus supplement by reference from The Detroit Edison Company’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus

The Detroit Edison Company
Debt Securities

By this prospectus, The Detroit Edison Company may offer from time to time:

•	senior secured debt securities, including general and refunding mortgage bonds and other senior debt securities secured by mortgage bonds; and/or

•	unsecured debt securities, which may be senior or subordinated.

We will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to consummate sales of any of these securities unless it is accompanied by a prospectus supplement that describes those securities.

We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. See the “Plan of Distribution” section beginning on page 21 of this prospectus for more information.

See “Risk Factors” beginning on page 3 regarding risks associated with an investment in these securities.

The mailing address of The Detroit Edison Company’s principal executive offices is One Energy Plaza, Detroit, Michigan 48226-1279, and its telephone number is (313) 235-4000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 21, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or supplements. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated in this prospectus is accurate as of any time after the date of this prospectus, or if later, the date of an incorporated document, because our business, financial condition and prospects may have changed since such dates.

We are not making an offer to sell these securities in any jurisdiction that prohibits the offer or sale of these securities.

In this prospectus, references to “Detroit Edison,” the “Company,” “we,” “us” and “our” refer to The Detroit Edison Company, unless the context indicates that the references are to The Detroit Edison Company and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Detroit Edison filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, Detroit Edison may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities Detroit Edison may offer. Each time Detroit Edison sells securities, Detroit Edison will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

An investment in the securities involves risks. You should carefully consider the “Risk Factors” set forth in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with the other information in this prospectus, any applicable prospectus supplement and the documents that are incorporated by reference in this prospectus, about risks concerning the securities, before buying any securities. See also “Cautionary Statements Regarding Forward-Looking Statements” below.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of Detroit Edison. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus or in documents incorporated herein. All forward-looking statements we make are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Many factors may impact forward-looking statements including, but not limited to, the following:

•	the length and severity of ongoing economic decline;

•	changes in the economic and financial viability of our customers, suppliers, and trading counterparties, and the continued ability of such parties to perform their obligations to Detroit Edison;

•	high levels of uncollectible accounts receivable;

•	access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings;

•	instability in capital markets which could impact availability of short and long-term financing;

•	potential for continued loss on investments, including nuclear decommissioning and benefit plan assets;

•	the timing and extent of changes in interest rates;

•	the level of borrowings;

•	the availability, cost, coverage and terms of insurance and stability of insurance providers;

•	the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers;

•	economic climate and population growth or decline in the geographic areas where we do business;

•	environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements that include or could include carbon and more stringent mercury emission controls, a renewable portfolio standard, energy efficiency mandates, and a carbon tax or cap and trade structure;

•	nuclear regulations and operations associated with nuclear facilities;

•	impact of electric utility restructuring in Michigan, including legislative amendments and Customer Choice programs;

•	employee relations and the impact of collective bargaining agreements;

•	unplanned outages;

•	changes in the cost and availability of coal and other raw materials, and purchased power;

•	the effects of competition;

•	impact of regulation by the Federal Energy Regulatory Commission, Michigan Public Service Commission, Nuclear Regulatory Commission and other applicable governmental proceedings and regulations, including any associated impact on rate structures;

•	changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits;

•	the ability to recover costs through rate increases;

•	the cost of protecting assets against, or damage due to, terrorism;

•	changes in and application of accounting standards and financial reporting regulations;

•	changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and

•	binding arbitration, litigation and related appeals.

You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

THE DETROIT EDISON COMPANY

The Detroit Edison Company is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy to approximately 2.2 million customers in a 7,600 square mile area in southeastern Michigan. Detroit Edison is a wholly-owned subsidiary of DTE Energy Company, which we refer to as DTE Energy. DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide.

USE OF PROCEEDS

Except as we may otherwise state in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our debt securities for general corporate purposes, which may include, among other things:

•	to repay outstanding indebtedness;

•	to replace funds previously utilized for the redemption or repayment of securities;

•	working capital; and

•	capital expenditures.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. Pending the application of proceeds, we may invest the funds temporarily in short-term investment grade securities.

RATIOS OF EARNINGS TO FIXED CHARGES

Detroit Edison’s ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Six Months Ended	Year Ended December 31,
	June 30, 2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	2.50	2.60	2.46	2.61	2.52	1.73

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges; and

•	“fixed charges,” which consist of total interest charges, interest factor of rents and amortization of debt discount, premium and expense.

THE SECURITIES THAT WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain terms and provisions of the various types of securities that Detroit Edison may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and any securities exchange on which the securities may be listed.

We may sell from time to time, in one or more offerings:

•	senior secured debt securities, including general and refunding mortgage bonds and other senior debt securities secured by mortgage bonds; and/or

•	unsecured debt securities, which may be senior or subordinated.

In this prospectus, Detroit Edison refers to the senior secured debt securities and unsecured debt securities collectively as “securities” or the “debt securities.”

DESCRIPTION OF DEBT SECURITIES

General

The following description, together with any applicable prospectus supplement, summarizes certain material terms and provisions of the debt securities we may offer under this prospectus and the related indenture. We will issue the debt securities, other than general and refunding mortgage bonds, under an indenture, dated as of June 30, 1993, as supplemented, and supplemental indentures creating each applicable series of debt securities, which we refer to collectively as the “indenture,” between Detroit Edison and The Bank of New York Mellon Trust Company, N.A., as successor trustee. We refer to The Bank of New York Mellon Trust Company, N.A., or any successor or additional trustee, in its capacity as trustee under the indenture, as the “indenture trustee” for purposes of this section.

The general and refunding mortgage bonds, which we refer to as the “mortgage bonds,” are to be issued under and secured by the mortgage and deed of trust, dated as of October 1, 1924, between Detroit Edison and The Bank of New York Mellon Trust Company, N.A., as successor trustee, as amended and supplemented by various supplemental indentures and as to be further amended and supplemented by one or more supplemental indentures creating the mortgage bonds, which we refer to collectively as the “mortgage.” We refer to The Bank of New York Mellon Trust Company, N.A., or any successor or additional trustee, in its capacity as trustee under the mortgage, as the “mortgage trustee” for purposes of this section. Each series of secured debt securities will be secured as to payment of principal, interest and premium, if any, by mortgage bonds.

The indenture does not limit the amount of debt securities we may issue under it, and it provides that additional debt securities of any series may be issued up to the aggregate principal amount that we may authorize from time to time. As of June 30, 2009, approximately $3.3 billion aggregate principal amount of debt securities were issued and outstanding under the indenture, of which approximately $237 million were issued in connection with the security arrangements for the insurance applicable to industrial development revenue bonds.

As of June 30, 2009, approximately $4.1 billion aggregate principal amount of mortgage bonds were issued and outstanding under the mortgage. Of these mortgage bonds, $3.3 billion aggregate principal amount were issued as security for our debt securities and are subject to the release provisions described below under “— Provisions Applicable to All Debt Securities Other Than Mortgage Bonds — Security; Pledge of Mortgage Bonds — Release Date.”

The following summaries set forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Because the descriptions of provisions of the indenture and the mortgage below are summaries, they do not describe every aspect of the indenture or the mortgage. The summaries below are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the mortgage, including the definitions therein of certain terms. We have filed copies of the indenture and the mortgage as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the mortgage and indenture for provisions that may be important to you. Wherever particular articles, sections or defined terms of the indenture or mortgage are referred to those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture and the mortgage contain, and the debt securities, when issued, will contain, additional important terms and provisions. We will describe the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered in the prospectus supplement relating to those debt securities.

Unless we otherwise specify in this prospectus or in the applicable prospectus supplement, we will issue debt securities in the form of global securities, deposited with and registered in the name of The Depository Trust Company, as depository, which we refer to as “DTC,” or its nominee. Interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “Book-Entry Securities.”

Provisions Applicable to All Debt Securities

General

The prospectus supplement that accompanies this prospectus relating to the debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

•	the title or designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	whether the debt securities are to represent secured indebtedness, including mortgage bonds, or senior unsecured indebtedness or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of Detroit Edison in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	the person to whom any interest on any registered security shall be payable, if other than the person in whose name that security is registered at the close of business on the record date, the manner in which, or the person to whom, any interest on any bearer security shall be payable, if other than upon presentation and surrender of coupons, and the extent to which, or the manner in which, any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture or the mortgage, as the case may be;

•	whether the debt securities will be issued in the form of one or more global securities;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable or the method or methods, if any, by which such date or dates will be determined;

•	the rate or rates, which may be fixed or variable, or the method or methods of determining the rate or rates at which the debt securities will bear any interest;

•	the date or dates from which any interest will accrue or the method or methods, if any, by which such date or dates will be determined and the date or dates on which such interest will be payable;

•	whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder who is a “United States alien,” as defined in the indenture, in respect of any tax, assessment or governmental charge, and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (the term “interest,” as used in this prospectus, includes any additional amounts);

•	the place or places where the principal of (and premium, if any) and interest on the debt securities shall be payable, and where any registered securities may be surrendered for registration of transfer or exchange;

•	a description of any provisions providing for redemption of the debt securities, in whole or in part, at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption;

•	any sinking fund or other mandatory redemption or similar terms;

•	the authorized denominations of the debt securities, if other than denominations of $1,000 and any integral multiple thereof (in the case of registered securities) or $5,000 (in the case of bearer securities);

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities or any of them that shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion is to be determined;

•	if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

•	if there is more than one trustee under the indenture or the mortgage, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the debt securities;

•	whether the debt securities shall be issued as original issue discount securities;

•	whether a credit facility or other form of credit support will apply to the debt securities;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities;

•	in the case of debt securities secured by mortgage bonds, a description of any provisions relating to the release of such mortgage bonds; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time and all the debt securities of any one series need not bear interest at the same rate or mature on the same date.

If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of debt securities and such currencies or currency units in the applicable prospectus supplement.

Other than as described below under “— Provisions Applicable to General and Refunding Mortgage Bonds — Issuance of Additional Mortgage Bonds” with respect to limitations on the issuance of mortgage bonds, neither the mortgage nor the indenture limits our ability to incur indebtedness. In addition, neither the mortgage nor the indenture affords holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Provisions Applicable to General and Refunding Mortgage Bonds

General

The mortgage bonds, which we may issue directly or which may secure our obligations with respect to a series of secured debt securities, are to be issued under and secured by the mortgage.

The mortgage bonds may be issued in whole or in part in the form of one or more global securities that shall be deposited with, or on behalf of, DTC or such other depository as may be specified, and registered in the name of a nominee of the depository. See “Book-Entry Securities.” We will issue the mortgage bonds only in fully registered form in denominations of $1,000 and integral multiples thereof or any authorized minimum denomination. Mortgage bonds of any denomination will be exchangeable without charge (except for stamp taxes and other governmental charges) for mortgage bonds of the same series of other denominations.

Unless otherwise specified in a prospectus supplement, there will be no sinking fund, maintenance and replacement fund, improvement fund or similar provisions with respect to the debt securities.

At June 30, 2009, mortgage bonds of various series, aggregating $1.3 billion in principal amount, were issued as security for various series of outstanding industrial development revenue bonds or as security for the insurance applicable to such revenue bonds. In addition, mortgage bonds of various other series, aggregating $2.8 billion in principal amount, were directly issued or issued as security for various series of Detroit Edison’s outstanding notes issued under the indenture. Of the $4.1 billion total outstanding mortgage bonds, $3.3 billion are subject to the release provisions described below under “— Provisions Applicable to All Debt Securities Other Than Mortgage Bonds — Security; Pledge of Mortgage Bonds — Release Date.” Such bonds contain provisions that correspond to the revenue bonds or notes they collateralize in respect of principal amounts, interest rates, maturity dates and redemption. All payments of interest on, and reductions of the principal amounts of, such revenue bonds or notes will be credited as payments to, or will give rise to reductions of principal amounts of, the corresponding bonds issued under the mortgage.

Security and Priority

The mortgage is a first lien (subject only to excepted encumbrances as described in the mortgage) on a substantial portion of Detroit Edison’s properties and franchises and will (subject to the necessity for particular filings and recordings in the case of certain personal property) constitute a first lien on any such properties hereafter acquired by Detroit Edison, except that (1) after-acquired property will be subject to prior liens and encumbrances, if any, existing when acquired by Detroit Edison, (2) the mortgage will not become a lien upon after-acquired real property in a new county until it has been duly filed and recorded, and (3) the mortgage may not be effective as to property acquired subsequent to the filing of a bankruptcy proceeding with respect to Detroit Edison. The mortgage is not a lien on (a) equipment, materials or supplies purchased for resale or (b) securities or cash not specifically pledged and deposited with the mortgage trustee.

The mortgage bonds will rank equally as to security with all mortgage bonds of all other series outstanding under the mortgage except insofar as any sinking, improvement or analogous fund may be deemed to afford additional security for the mortgage bonds of any series and except that, as provided in Section 3 of Article VI of the mortgage, the mortgage trustee may, when in possession during a default, apply any residue of collections to payment of principal of such mortgage bonds as are then due if all of the mortgage bonds have not become due.

Detroit Edison has good and marketable title to all properties standing of record in its name (which include all of those properties on which its principal plants, generating stations and substations are erected and on which its general office and service buildings are constructed and all other important parcels of real estate and improvements thereon, other than pollution control facilities standing in the names of certain municipalities that are being sold to Detroit Edison pursuant to installment sales contracts and the undivided ownership interest of the Michigan Public Power Agency in a portion of the Belle River Power Plant), subject to the lien of the mortgage and subject to minor exceptions, defects, irregularities and deficiencies that, in the opinion of Detroit Edison, do not materially impair the use of such property, and has adequate rights to maintain and operate such of its distribution facilities as are located on public or other property.

Issuance of Additional Mortgage Bonds

Additional mortgage bonds may be issued under the mortgage on the basis of:

•	60% of the cost or fair value to Detroit Edison (whichever is less) of property additions (as detailed below) that have not previously been taken into account for other purposes under the mortgage;

•	retired bonds in the same principal amount that have not previously been taken into account for other purposes under the mortgage; and

•	cash deposited with the mortgage trustee in the same amount. (Article III)

Property additions include property, real and personal, used in the business of generating, transmitting or distributing electricity or gas, or power or heat by means of steam or hot water, and, with certain exceptions, located in the State of Michigan. Property additions do not include property acquired or constructed to keep the mortgaged property in working order or merely to replace obsolete or worn out property, except for the excess over the original cost of the original property. (Article I, Section 4; Article III, Section 4)

Bonds may not be issued on the basis of property additions or deposited cash unless earnings of Detroit Edison (after all operating expenses including all taxes, but excluding depreciation and interest charges) available for interest and reserves, including depreciation, for any consecutive twelve-month period within the immediately preceding fifteen months shall have been at least one and three-quarters times the annual interest charges on all mortgage bonds then outstanding under the mortgage, all mortgage bonds then applied for, all prior lien bonds if there are any outstanding and any other indebtedness secured by a lien superior to the mortgage on any portion of the mortgaged property.

At June 30, 2009, we could have issued approximately $4.4 billion of mortgage bonds on the basis of property additions, assuming an interest rate of 6.5% for purposes of the earnings test, and approximately $0.4 billion of mortgage bonds on the basis of mortgage bond retirements.

Cash deposited with the mortgage trustee as the basis for the issuance of additional mortgage bonds may be withdrawn by Detroit Edison up to an amount equal to the aggregate principal amount of mortgage bonds that Detroit Edison has become entitled to have authenticated and delivered on the basis of property additions, or equal to the aggregate principal amount of mortgage bonds theretofore authenticated and delivered under the mortgage which are delivered to the mortgage trustee for cancellation. (Article III, Section 7)

Release Provisions

Detroit Edison may, in the ordinary course of business, use and consume materials and equipment and may alter, repair, replace, change location or position of and add to plants, buildings, machinery and other fixtures without notice to the mortgage bondholders. Leases and contracts may be entered into, terminated or altered, and materials, equipment and supplies may be sold, exchanged or otherwise disposed of, free from the lien of the mortgage, all in the ordinary course of business. (Article X, Sections 1 and 2) Detroit Edison may also surrender or modify its franchises or sell or exchange any other part of its property upon compliance with the mortgage requirements, including, without limitation, the delivery to the mortgage trustee of cash in an amount or retired bonds in a principal amount, and/or the certification to the mortgage trustee of property additions having a fair value, equal in the aggregate to the fair value of the property to be released. (Article X, Sections 3 and 4; Article XA, Section 2) The mortgage trustee is required to report annually to the mortgage bondholders with respect to any release, or release and substitution of property. (Article XII, Section 7)

Cash deposited with the mortgage trustee in connection with the release of property may, among other things, be paid over to Detroit Edison in an amount equal to the amount of property additions, on the principal amount of retired bonds, certified for this purpose.

Consolidation, Merger and Sale of Assets

Detroit Edison may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey or lease substantially all the properties subject to the mortgage as an entirety to, any corporation lawfully entitled to acquire and operate the same, or may permit any such corporation to consolidate or merge with or into Detroit Edison, or convey, transfer or lease substantially all the properties subject to the mortgage as an entirety to Detroit Edison, provided that any successor corporation assumes Detroit Edison’s obligations on the mortgage bonds and under the mortgage; provided, however, that no such consolidation, merger, conveyance, or lease shall impair the lien and security of the mortgage or any of the rights and powers of the mortgage trustee or the bondholders thereunder, and provided that any such lease shall be made expressly subject to immediate termination by Detroit Edison or by the mortgage trustee at any time upon the happening of an event of default, and that certain other conditions are met. (Article XIV)

Modification

Detroit Edison and the mortgage trustee may modify the mortgage and the rights and obligations of Detroit Edison and of the mortgage bondholders with the consent of Detroit Edison and of the holders of 85% of the principal amount of mortgage bonds outstanding; provided that no such modification may permit any change in the terms of payment of principal or interest of any bond without the consent of the holder thereof, nor permit the creation of any lien ranking prior to or on parity with the lien of the mortgage with respect to any property mortgaged thereunder, nor reduce the percentage of mortgage bondholders necessary to consent to such modification. (Article XV)

The mortgage also provides that Detroit Edison and the mortgage trustee may enter into supplemental indentures, without the consent of the bondholders, for the purposes of:

•	adding to the conditions, limitations and restrictions on the authentication and delivery of bonds under the mortgage;

•	adding to the covenants and agreements of Detroit Edison;

•	evidencing new series of bonds;

•	evidencing the succession of another corporation to Detroit Edison;

•	conveying, transferring, and assigning additional properties, securities, and franchises to the mortgage trustee;

•	providing a sinking, amortization, improvement or other analogous fund for the purchase, redemption or other retirement of any bonds; or

•	curing any ambiguities, or curing, correcting or supplementing any defect or inconsistent provision contained in the mortgage as supplemented.

The mortgage also provides that any supplemental indenture shall, insofar as may be required by the provisions of the Trust Indenture Act of 1939 as then in effect, comply with the provisions of that Act. (Article XVI)

Events of Default and Remedies

The following events of default are applicable to the mortgage bonds:

•	failure to pay interest when due on the mortgage bonds, continued for 90 days;

•	failure to pay principal of the mortgage bonds when due;

•	failure to pay interest on outstanding underlying or prior lien bonds when due, continued for 90 days;

•	failure to pay principal of outstanding underlying or prior lien bonds when due;

•	failure to perform or observe covenants, agreements or conditions contained in the mortgage, continued for 90 days after notice of default as provided in the mortgage; and

•	insolvency or adjudication of bankruptcy or appointment of a receiver not removed or discharged within 90 days. (Article VI, Section 2)

If an event of default under the mortgage occurs and is continuing, the mortgage trustee may, and the holders of at least 25% in principal amount of outstanding mortgage bonds may, and upon the request of the holders of at least a majority in principal amount of outstanding mortgage bonds the mortgage trustee will, by notice as provided in the mortgage, declare the principal of all outstanding mortgage bonds, together with accrued interest thereon, to be immediately due and payable. If, at any time after any such declaration of acceleration, and before any sale of the trust estate has been made, all arrears of interest have been paid and all other defaults, if any, have been remedied or secured, then the holders of a majority in principal amount of outstanding mortgage bonds may, by notice as provided in the mortgage, waive such default and its consequences and rescind such declaration, but no such waiver will extend to any subsequent default. (Article VI, Section 2)

If an event of default occurs and is continuing, the mortgage trustee may:

•	take possession of the trust estate and hold, use, operate, manage and control the same;

•	sell the trust estate; and

•	enforce its rights and the rights of the mortgage bondholders by appropriate judicial proceeding at law or in equity. (Article IV, Section 3)

The holders of a majority in aggregate principal amount of outstanding mortgage bonds have the right to direct the method and place of conducting all proceedings for the sale of the trust estate, foreclosure or appointment of a receiver or other proceedings under the mortgage. (Article VI, Section 15) The holders of not less than a majority in principal amount, upon providing reasonable security and indemnity to the mortgage trustee, can require the mortgage trustee to take action toward the execution or enforcement of the trusts created by the mortgage. (Article VI, Section 16; Article XII, Section 1(b)(8))

No holder of any mortgage bond will have the right to institute any proceeding for the foreclosure of the mortgage or for the enforcement of any other remedy under the mortgage unless:

•	such holder has previously given the mortgage trustee notice of default;

•	the holders of 25% in principal amount of outstanding mortgage bonds have requested the mortgage trustee, and afforded it a reasonable opportunity, to institute such proceeding in its own name;

•	such holder or holders have offered the mortgage trustee adequate security and indemnity against costs, expenses and liabilities; and

•	the mortgage trustee has refused or neglected to comply with such request within a reasonable time. (Article VI, Section 18)

No holder of mortgage bonds will have any right in any manner to affect, disturb or prejudice the lien of the mortgage. (Article VI, Section 18)

Nothing in the mortgage, however, will affect or impair the right of any bondholder, which is absolute and unconditional, to enforce payment of the principal and interest of his bonds. (Article VI, Section 18)

The laws of the various states in which the trust estate is located may limit or deny the ability of the mortgage trustee to enforce certain rights and remedies provided in the mortgage in accordance with their terms.

Evidence of Compliance

Detroit Edison is required to furnish to the mortgage trustee an opinion of counsel as to recordation of each supplemental indenture and an annual opinion as to recording, filing, re-recording and re-filing of the mortgage and supplements thereto. (Article XA, Section 3) Detroit Edison is also required to furnish to the mortgage trustee an annual certificate of its officers as to compliance with certain provisions of the mortgage. (Article V, Section 19)

Provisions Applicable to All Debt Securities Other Than Mortgage Bonds

We may issue the debt securities in one or more series with the same or various maturities. (Section 301) We may issue debt securities solely in fully registered form as registered securities without coupons, solely in bearer form as bearer securities with or without coupons, or both as registered securities and bearer securities. (Section 301)

Unless otherwise specified in the applicable prospectus supplement, principal and interest, if any, on the debt securities offered thereby are to be payable at the office or agency of Detroit Edison maintained for such purposes in the city where the principal corporate trust office of the indenture trustee is located, and will initially be the principal corporate trust office of the indenture trustee, provided that payment of interest, if any, may be made at the option of Detroit Edison by check mailed to the persons in whose names the debt securities are registered at the close of business on the day specified in the prospectus supplement accompanying this prospectus.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

•	We will first propose to the indenture trustee a payment date for such defaulted interest and we will deposit with the paying agent an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest. Next, the indenture trustee will choose a special record date for determining which Holders are entitled to the payment. The special record date will be 10 days before the payment date we propose. Finally, the paying agent will pay such defaulted interest on the payment date to the holder of the debt security as of the close of business on the special record date; or

•	Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed. (See Section 307)

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We may describe the Federal income tax consequences and special considerations applicable to any series in the applicable prospectus supplement.

Form, Exchange, Registration and Transfer

Registered debt securities will be exchangeable for other debt securities of the same series and of like tenor, of any authorized denominations and of a like aggregate principal amount and stated maturity (as defined in the indenture). Debt securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the indenture trustee or at the office of any transfer agent designated by Detroit Edison for such purpose, without service charge but upon payment of any taxes and other governmental charges as described in the indenture. Such transfer or exchange will be effected upon the books of the indenture trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305)

Detroit Edison will not be required to (i) issue, register the transfer of or exchange debt securities during a period beginning at the opening of business 15 days before any selection of debt securities of such series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) register the transfer of or exchange any such registered debt security, or portion thereof, called for redemption, except the unredeemed portion of any such debt security being redeemed in part. (Section 305)

If we issue debt securities of any series as bearer securities, the prospectus supplement will contain any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities of the series may be exchanged for registered securities of the series and, if permitted by applicable laws and regulations, the terms upon which registered securities of the series may be exchanged for bearer securities of the series, whether such debt securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for debt securities of such series and the circumstances under which any such exchanges may occur.

Satisfaction and Discharge

Detroit Edison will be deemed to have paid and discharged the indebtedness on all the debt securities of a series and the indenture trustee will execute instruments acknowledging the satisfaction and discharge of such indebtedness and, if applicable, will pay, or assign or transfer and deliver to Detroit Edison the related mortgage bond issued in connection with the debt securities of such series if:

•	Detroit Edison has deposited or caused to be deposited with the indenture trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date, as the case may be; or Detroit Edison has deposited or caused to be deposited with the indenture trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date, as the case may be;

•	after giving effect to the satisfaction and discharge of the debt securities and to the release from the lien of the indenture of the mortgage bonds related to such debt securities and designated by us for such release, the aggregate principal amount of the mortgage bonds relating to all outstanding debt securities shall not be less than the aggregate principal amount of (and premium, if any) all then outstanding debt securities;

•	Detroit Edison has paid or caused to be paid all other sums payable with respect to the debt securities of such series; and (Section 503)

•	All other conditions specified with respect to debt securities of such series have been satisfied.

Events of Default

Any one of the following events will constitute an event of default under the indenture with respect to the debt securities of any series:

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to pay principal of (or premium, if any) on the debt securities of that series when due;

•	default in the deposit of any sinking fund payment when due;

•	in the case of debt securities secured by mortgage bonds, failure to comply with the provisions of the pledged mortgage bonds as set forth in the indenture;

•	failure to perform or breach of any other covenant or warranty of Detroit Edison in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than such debt securities), continued for 60 days after written notice as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization involving Detroit Edison;

•	in the case of debt securities secured by mortgage bonds, the occurrence of a “default” as such term is defined in the mortgage; and

•	any other event of default that may be provided with respect to the debt securities of that series. (Section 601)

If an event of default with respect to the debt securities of any series occurs and is continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, by notice as provided in the indenture, may declare the principal amount of such debt securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the indenture trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. (Section 602)

The indenture provides that within 90 days after the occurrence of any event of default thereunder with respect to the debt securities of any series, the indenture trustee shall transmit, in the manner set forth in the indenture, notice of such event of default to the holders of the debt securities of such series unless such event of default has been cured or waived; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series, the indenture trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the indenture trustee has in good faith determined that the withholding of such notice is in the interest of the holders of debt securities of such series. (Section 701)

If an event of default occurs and is continuing with respect to the debt securities of any series, the indenture trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of such series by all appropriate judicial proceedings. (Section 603)

The indenture provides that, subject to the duty of the indenture trustee during any default to act with the required standard of care, the indenture trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders shall have offered to the indenture trustee reasonable indemnity. (Section 702) Subject to such provisions for the indemnification of the indenture trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of such series. (Section 612)

In addition, the indenture provides that no holder of any debt security will have any right to institute any proceeding judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the indenture trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•	for 60 days after receipt of notice, the indenture trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the indenture trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. (See Section 607)

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 608)

Modification and Waiver

We and the indenture trustee may, without the consent of the holders, modify provisions of the indenture for certain purposes, including:

•	evidencing the succession of another entity to the Company;

•	adding one or more covenants of the company for the benefit of the holders of all or any series of securities, or surrendering any right or power conferred upon the Company with respect to all or any series of securities;

•	adding any additional events of default for all or any series of the securities;

•	providing for the issuance of bearer securities;

•	establishing the form or terms of securities of any series or any related coupons;

•	evidencing and providing for the acceptance of appointment of a separate or successor indenture trustee;

•	curing any ambiguity, correcting or supplementing any provision which may be inconsistent with any other provision of the indenture so long as such provisions do not adversely affect the interests of the holders in any material respect;

•	modifying, eliminating or adding to the provisions of the indenture to such extent to qualify the indenture under the Trust Indenture Act;

•	adding, deleting from or revising the conditions, limitations and restrictions on the authorized amount, terms or purposes of the issue, authentication and delivery of the securities;

•	modifying, eliminating or adding to the provisions of any security to allow for such security to be held in certificated form; or

•	otherwise modifying, deleting or adding any provisions of the indenture that will become effective only with respect to securities issued thereafter. (Section 1001)

We and the indenture trustee may modify certain other provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities;

•	reduce the principal amount of, or premium or interest on, any debt securities;

•	change the place of payment, coin or currency in which any debt securities or any premium or any interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	change any obligation of Detroit Edison to maintain an office or agency for payment on the debt securities;

•	modify or change any of the provisions in the indenture with respect to the mortgage or any of the provisions of the mortgage or the mortgage bonds in a manner adverse to the holders of the debt securities affected thereby; or

•	modify any of the above provisions. (Section 1002)

The holders of at least 66 2/3% in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by Detroit Edison with certain restrictive provisions of the indenture. (Section 1109) The holders of not less than a majority in aggregate principal amount of debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except a default (a) in the payment of principal of (or premium, if any) or any interest on any debt security of that series, or (b) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. (Section 613)

Consolidation, Merger and Sale of Assets

Detroit Edison may, without the consent of the holders of the debt securities, consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such person to consolidate with or merge into Detroit Edison or convey, transfer or lease its properties and assets substantially as an entirety to Detroit Edison, provided that any successor person assumes Detroit Edison’s obligations on the debt securities and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met. In the case of any such transaction in which Detroit Edison is not the surviving successor, except in the case of a lease, Detroit Edison will be relieved of its obligations under the debt securities and the indenture. (Sections 901 and 902)

Security; Pledge of Mortgage Bonds

Unless otherwise set forth in the applicable prospectus supplement, each series of secured debt securities will be secured as to payment of principal, interest and premium, if any, as set forth below.

General.  In order to secure the obligation of Detroit Edison to pay the principal of (and premium, if any) and interest on the secured debt securities of each series, Detroit Edison will issue and deliver to and pledge with the indenture trustee its mortgage bonds such that the aggregate principal amount of the secured debt securities outstanding will not exceed the aggregate principal amount of the related mortgage bonds pledged with and held by the indenture trustee. (Section 401) The mortgage bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the related secured debt securities and also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the related secured debt securities. Payments on the secured debt securities will satisfy payment obligations on the underlying mortgage bonds. (Article 4) The mortgage bonds will be secured by a first mortgage lien on certain property owned by Detroit Edison and will rank on parity with all other general and refunding mortgage bonds of Detroit Edison. See “— Provisions Applicable to General and Refunding Mortgage Bonds — Security and Priority” above. As of June 30, 2009, Detroit Edison had outstanding approximately $4.1 billion aggregate principal amount of general and refunding mortgage bonds. See “— Provisions Applicable to General and Refunding Mortgage Bonds.”

Satisfaction of Payment Obligation on Mortgage Bonds.  The indenture provides that the obligation of Detroit Edison to make any payment of the principal of (and premium, if any) or interest on the mortgage bonds will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of (and premium, if any) or interest on the related secured debt securities, shall have been paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of (and premium, if any) or interest on the mortgage bonds at any time will be deemed to have been satisfied and discharged to the extent that the amount of Detroit Edison’s obligation to make any payment of the principal of (and premium, if any) or interest on the mortgage bonds exceeds the obligation of Detroit Edison at that time to make any payment of the principal of (and premium, if any) or interest on the related secured debt securities. (Section 403)

Redemption of Mortgage Bonds.  Detroit Edison agrees in the indenture that upon the required payment of principal or premium, if any, becoming due and payable with respect to any secured debt securities, it will redeem the related mortgage bonds in an aggregate principal amount equal to the amount becoming due and payable on such secured debt securities, plus accrued interest; provided, however, that Detroit Edison’s obligation to redeem such mortgage bonds will be fully or partially deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due aggregate principal amount of the secured debt securities, plus the aggregate amount of any premium on, or accrued interest to the redemption date for, such secured debt securities shall have been fully or partially paid, deemed to have been paid or otherwise satisfied and discharged. Except for such redemption, Detroit Edison covenants that it will not redeem the mortgage bonds or take any action that will result in the mortgage trustee or Detroit Edison incurring an obligation to redeem the mortgage bonds. (Section 404)

Voting of Mortgage Bonds.  The indenture provides that the indenture trustee will, as holder of the mortgage bonds delivered as the basis for the issuance of debt securities, attend such meetings of bondholders under the related mortgage, or deliver its proxy in connection therewith, as relates to matters with respect to which it, as such holder, is entitled to vote or consent. The indenture provides that, so long as no event of default as defined in the indenture has occurred and is continuing, the indenture trustee will, as holder of such mortgage bonds, vote or consent in favor of any amendments or modifications to the mortgage except that the trustee will not vote or consent to any such amendment or modification that is correlative to any amendment or modification of the indenture that would require the consent of holders of securities of any series without the prior written consent that would be required for such correlative amendment or modification of the indenture. (Section 407)

Release Date.  If so provided in a prospectus supplement with respect to any series of debt securities, on a “release date” described below, Detroit Edison will retire the related series of mortgage bonds and all other mortgage bonds subject to the release provisions, and thereafter will not issue any additional mortgage bonds under the mortgage. Detroit Edison will be required to give notice to the holders of the applicable debt securities of the occurrence of any release date. The “release date” means the date as of which all mortgage bonds, other than the mortgage bonds subject to the release provisions of the indenture, including the series of mortgage bonds relating to any debt securities, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of Detroit Edison’s Net Tangible Assets (as defined below) or 5% of Detroit Edison’s Capitalization, have been retired through payment, redemption or otherwise.

On the release date, the related series of mortgage bonds will no longer secure the applicable debt securities, and those debt securities, together with all other debt securities secured by mortgage bonds subject to the release provisions, will instead be secured by substitute mortgage bonds issued under a mortgage indenture other than the mortgage, which we refer to as the substitute mortgage. On the date of substitution, Detroit Edison will issue and deliver to the indenture trustee, as security for such debt securities, substitute mortgage bonds. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions will be identical to those of the applicable series of debt securities, and the substitute mortgage bonds will be issued in the same aggregate principal amount as the related debt securities then outstanding. Until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds would be subject to the prior lien of the mortgage.

At June 30, 2009, we had outstanding mortgage bonds subject to the release provisions of approximately $3.3 billion, and outstanding mortgage bonds not subject to the release provisions of approximately $840 million, which is approximately 6.8% of our net tangible assets and 9.5% of our Capitalization.

As used in this prospectus, the following terms have the meanings indicated:

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination, and (ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on capital stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Subject to the foregoing, capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet, and (ii) appropriate adjustments, if any, on account of minority interests. Net

Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

Surrender and Exchange of Mortgage Bonds.  The indenture trustee will surrender to the mortgage trustee for cancellation the mortgage bonds in an aggregate principal amount equal to the aggregate principal amount of any other mortgage bonds delivered to and pledged with the indenture trustee pursuant to the indenture in exchange therefor, provided that the mortgage bonds so delivered to and pledged with the indenture trustee contain no provisions that would impair the benefit of the lien of the mortgage in favor of the holders of the related secured debt securities. (Section 406(c))

Provisions Applicable to Subordinated Debt Securities

General

Subordinated debt securities will be issued under the indenture and will rank equally with certain other subordinated debt of Detroit Edison that may be outstanding from time to time and will rank junior to all senior indebtedness of Detroit Edison (including any senior debt securities) that may be outstanding from time to time.

Subordination

The payment of the principal of (and premium, if any) and interest on the subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the indenture, in right of payment to the prior payment in full of all of our senior indebtedness. (See form of supplemental indenture creating subordinated debt securities).

Upon (i) any acceleration of the principal amount due on the subordinated debt securities or (ii) any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of us, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all senior indebtedness shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the principal of or interest on the indebtedness evidenced by the subordinated debt securities, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to which the holders of the subordinated debt securities would be entitled, except for the provisions of the indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the subordinated debt securities upon the senior indebtedness and the holders thereof with respect to the subordinated debt securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by us or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the subordinated debt securities if received by them, directly to the holders of senior indebtedness (pro rata to each such holder on the basis of the respective amounts of senior indebtedness held by such holder) or their representatives, to the extent necessary to pay all senior indebtedness (including interest thereon) in full, in money or money’s worth, after giving effect to any concurrent payments or distributions to or for the holders of senior indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the subordinated debt securities. Our consolidation with or merger into another person or our liquidation or dissolution following the conveyance or transfer of our property as an entirety, or substantially as an entirety, to another person upon the terms and conditions provided in the indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

In the event that any payment or distribution of our assets of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the trustee or the holders of subordinated debt securities before all senior indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such senior indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such senior indebtedness may have been issued, as their respective interests may appear, for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

We will make no payment on account of principal of or interest on the subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any senior indebtedness has been made or duly provided for in money or money’s worth in accordance with the terms of such senior indebtedness. We will make no payment on account of principal or interest on the subordinated debt securities if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking funds or interest with respect to any senior indebtedness, or (ii) there shall have occurred an event or default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any senior indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

Subrogation

From and after the payment in full of all senior indebtedness, the holders of the subordinated debt securities (together with the holders of any other indebtedness of Detroit Edison that is subordinate in right of payment to the payment in full of all senior indebtedness, which is not subordinate in right of payment to the subordinated debt securities and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of assets or securities of Detroit Edison applicable to the senior indebtedness until the subordinated debt securities shall be paid in full. For the purposes of such subrogation, no such payments or distributions to the holders of senior indebtedness of assets or securities, which otherwise would have been payable or distributable to holders of the subordinated debt securities, shall, as between Detroit Edison, its creditors other than the holders of senior indebtedness, and the holders of the subordinated debt securities, be deemed to be a payment by Detroit Edison to or on account of the senior indebtedness, it being understood that these provisions of the indenture are and are intended solely for the purpose of defining the relative rights of the holders of the subordinated debt securities, on the one hand, and the holders of the senior indebtedness, on the other hand. Nothing contained in the indenture is intended to or shall impair as between Detroit Edison, its creditors other than the holders of senior indebtedness, and the holders of the subordinated debt securities, the obligation of Detroit Edison, which is unconditional and absolute, to pay to the holders of the subordinated debt securities the principal of and interest on the subordinated debt securities as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the subordinated debt securities and creditors of Detroit Edison other than the holders of the senior indebtedness, nor shall anything therein prevent the holder of any subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default under such subordinated debt security subject to the rights of the holders of senior indebtedness to receive cash, property or securities of Detroit Edison otherwise payable or deliverable to the holders of the subordinated debt securities or to a representative of such holders, on their behalf.

Except as we may provide in the applicable prospectus supplement and supplemental indenture, the term “senior indebtedness” is defined in the indenture as indebtedness incurred by Detroit Edison for money borrowed whether outstanding on the date hereof or incurred in the future, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by Detroit Edison of the foregoing items of indebtedness for money borrowed by persons other than Detroit Edison and all obligations as lessee under any and all leases of property, equipment and other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, unless, in any such case, such indebtedness, guarantee or obligation provides by its terms that it shall not constitute senior indebtedness.

If we issue subordinated debt securities, we will describe the aggregate principal amount of senior indebtedness outstanding as of a recent date in the applicable prospectus supplement. The indenture does not restrict the amount of senior indebtedness that Detroit Edison may incur.

Governing Law

The indenture is governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustees

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the indenture and the successor trustee under the mortgage. Affiliates of The Bank of New York Mellon Trust Company, N.A. act as lender for, and provide other banking, investment banking and other financial services to, Detroit Edison and its affiliates. The Trust Indenture Act contains limitations on the rights of The Bank of New York Mellon Trust Company, N.A., in its capacity as indenture trustee and mortgage trustee, should it become a creditor of Detroit Edison, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each of the indenture trustee and the mortgage trustee is permitted to engage in other transactions with Detroit Edison and its subsidiaries from time to time, provided that if either such trustee acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the indenture or mortgage, as the case may be, or else resign.

BOOK-ENTRY SECURITIES

Unless we otherwise specify in the applicable prospectus supplement, the securities will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC.

Portions of the following information concerning DTC and DTC’s book-entry only system have been obtained from sources that we believe to be reliable. We make no representation as to the accuracy of such information.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Detroit Edison as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Detroit Edison or its agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee or Detroit Edison, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Detroit Edison or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to the procedures of DTC. In that event, certificates representing the securities will be printed and delivered to DTC.

PLAN OF DISTRIBUTION

Detroit Edison may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

Detroit Edison may designate one or more agents to sell the securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If Detroit Edison uses underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. If Detroit Edison uses a dealer in the sale, it will sell the securities to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or re- allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from Detroit Edison and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. Detroit Edison may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market. Detroit Edison may elect to list any class or series of securities on any exchange but is not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Detroit Edison cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, syndicate-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the securities and certain other legal matters will be passed upon for Detroit Edison by Randall Rutkofske, General Counsel. Mr. Rutkofske beneficially owns shares of DTE Energy common stock and holds options to purchase additional shares. Except as otherwise set forth in a prospectus supplement, certain legal matters relating to the securities will be passed upon for any underwriters, dealers or agents by Dewey & LeBoeuf LLP, New York, New York. Dewey & LeBoeuf LLP will rely on the opinion of Mr. Rutkofske with respect to Michigan law.

Dewey & LeBoeuf LLP has represented, and may in the future continue to represent, us and/or certain of our affiliates as to certain energy regulatory, commercial and other matters unrelated to the offering of securities described in this prospectus.

EXPERTS

The Company’s consolidated financial statements and related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards).

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and copy charges.

You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a web site at http://www.detroitedison.com, that contains information about us. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009; and

•	Current Reports on Form 8-K filed January 27, May 4, and May 18, 2009, and on Form 8-K/A filed March 5, 2009.

Each of these documents is available from the SEC’s web site and public reference rooms described above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, excluding the exhibits to those documents unless the exhibits are specifically incorporated by reference therein. You may make such a request by writing or telephoning Detroit Edison Investor Relations at:

The Detroit Edison Company
Attention: Investor Relations, 819 WCB
One Energy Plaza
Detroit, Michigan 48226-1279
(313) 235-8030